EXHIBIT 10.1
March 14, 2007
Jeffrey L. Radke
c/o PXRE Group Ltd.
PXRE House
110 Pitts Bay Road
Hamilton, HM 08 Bermuda

Re:	Separation Letter Agreement (this “Letter Agreement”)
Dear Jeff:
Your last day of employment with and service as a Director of PXRE Group Ltd. (the “Company”), and each of the Company’s direct and indirect subsidiaries, including, without limitation, PXRE Corporation, PXRE Reinsurance Company and PXRE Reinsurance Ltd. (collectively with the Company, “PXRE”) will be the earliest of (i) December 28, 2007, (ii) the date of the closing under the Agreement and Plan of Merger by and among the Company, PXMS, Inc. and Argonaut Group, Inc. dated as of March 14, 2007, or, in the event that a closing does not occur as aforesaid for any reason, the date of the closing of an alternative transaction in which the Company is acquired (whether by merger or in a sale of assets or capital stock) by an unaffiliated person or entity, (iii) the date you terminate your employment by written notice to the Company for “Good Reason” (as defined in paragraph 17 below) under this Letter Agreement or (iv) the date your employment with the Company is terminated by written notice to you other than for “Cause” (as defined in paragraph 17 below) under this Letter

Agreement (the “Separation Date”). We and you hereby agree that your termination on the Separation Date constitutes termination without Cause for purposes of all of the Company’s compensation, equity and benefit plans and programs, except for the Company’s 2004 Incentive Bonus Compensation Plan, your entitlements under which are governed by Section 1(e) hereof.
     Subject to your acceptance of this Letter Agreement in the manner described in Section 21 below, and provided that you do not terminate your employment prior to the Separation Date other than on account of Good Reason and provided that prior to the Separation Date the Company does not terminate your employment for Cause, you shall be entitled to, and the Company shall pay and provide you with, the payments, compensation, benefits and entitlements in connection with your termination of employment as follows:
1.	Compensation and Benefits. In addition to your final paycheck and your vested benefits under the Company’s Retirement Plan, 401(k) Plan and Supplemental Executive Retirement Plan, (collectively, the “Retirement Plans”), (which vested benefits as of the Separation Date are set forth in Exhibit A hereto and which will be paid in accordance with the terms of such plans), you will be entitled to the following additional payments, compensation, benefits and entitlements (subject, in each case, to applicable statutory deductions and withholdings):
(a)	Severance Payment. You will receive a lump sum severance payment (the “Severance Payment”) of (i) U.S. $1,626,000, plus (ii) a tax gross-up in respect of the U.S. $126,000 housing allowance payment included in the U.S. $1,626,000, which the parties agree is an additional U.S. $61,634.46. Subject to paragraph 1(h) below, the Severance Payment shall be paid by the Company in the form of cash on the first business day following the six month anniversary of the Separation Date. Payments under this subsection (a) will constitute payment in full of the Base Salary and Severance Benefits payable under Sections 4.1(i), 4.6.1 and 4.6.2 of the Employment Agreement dated June 23, 2005, between the Company and Jeffrey L. Radke (the “Employment Agreement”).

(b)	Incentive Plan. On the Separation Date, all stock options and restricted shares held by you will fully vest, will become non-forfeitable and all restrictions thereon will lapse. On the Separation Date, all stock options held by you will be exercisable for the period of time provided under the applicable plan of the Company in the circumstances of a termination of employment without cause; provided that if on or before the Separation Date the Internal Revenue Service issues guidance, rules or regulations that counsel to the Company and you agree permits an extension of the exercise periods of such stock options to their original ten year periods without causing such to be a taxable event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company agrees to promptly take all necessary corporate action so to extend such exercise periods.

(c)	Vacation Pay. You will receive a lump sum payment of accrued and unused vacation, payable by the Company on the Separation Date in the form of cash. The parties hereto agree that you will be entitled to U.S. $3,076.92 per day for each day of accrued and unused vacation existing on the Separation Date.

(d)	Health Benefits. On the first business day following the six month anniversary of the Separation Date, the Company will pay you for the cost of twelve (12) months of medical, dental, disability and life insurance coverage to be obtained for you and your eligible dependents through Colonial Medical Insurance Company Ltd. (or other similar provider) at the same coverage levels and on the same terms and conditions applicable to you and your eligible dependents as exist immediately prior to the Separation Date, provided that the Company shall have received appropriate documentation evidencing such cost, and provided, further, that such reimbursement shall not exceed U.S. $30,000. Such payment shall be in lieu of any obligation to allow continued participation by you and your eligible dependents in any health, medical, life, disability and similar plans of the Company.

(e)	Annual Bonus. You acknowledge that no annual bonus is payable for 2006 or 2007 under Section 2.3 of the Employment Agreement.

(f)	Other Employee Benefits. On the first business day following the six month anniversary of the Separation Date, the Company will pay you U.S. $40,000 in cash in lieu of any obligation to permit you to continue to participate in any compensation, deferred compensation, 401(k), retirement and other benefit plans in which and to the extent that you participate in such plans on the Separation Date.

(g)	Legal Fees. On the date hereof, the Company shall reimburse you for the reasonable legal fees incurred by you in connection with the negotiation of this Letter Agreement up to a maximum of U.S. $25,000, provided that the Company shall have received appropriate documentation evidencing such legal fees.

(h)	Timing Rule. Notwithstanding anything in subparagraphs (a), (d) and (f) above to the contrary, in the event that on the Separation Date, you would have had the right to any payments pursuant to the provisions of Sections 4.6 and 4.7 of the Employment Agreement that would have been payable in 2007 (the “2007 Payments”) if such Sections of the Employment Agreement had then been in effect, such 2007 Payments will be made under this Letter Agreement in 2007 in accordance with Section 4.7 of the Employment Agreement (as if such Section of the Employment Agreement had then been in effect), and you will receive a lump-sum cash payment of the total amounts set forth in subparagraphs (a), (d) and (f) above, minus the 2007 Payments (if any), on the later of (i) January 2, 2008 or (ii) the first business day following the six month anniversary of the Separation Date.
2.	For a period of twelve (12) months after the Separation Date, you, on behalf of yourself and Indica Consulting Ltd. (“Indica”), agree to continue to comply with the covenants under Sections 5.1, 5.2 and 5.3 of the Employment Agreement. If you breach your obligations under Sections, 5.1, 5.2 or 5.3 of the Employment Agreement during such twelve-month period, the Company will continue to have the rights to enforce such obligations under Section 5.4 of the Employment Agreement and to seek the damages for such breach set forth in Section 5.5 of the Employment Agreement. Notwithstanding the foregoing, it is understood by the Company that during such twelve-month period (and thereafter) you will be the owner of a controlling equity interest in Indica, will serve as a director and executive officer of Indica and will be active in strategic planning and implementation, and the management and operation, of Indica’s risk modeling, portfolio management and consulting businesses, including in such capacity conducting business with PXRE and with persons and entities unaffiliated with PXRE (the foregoing, collectively, the “Indica Activities”). The Company agrees that you may engage in the Indica Activities provided that such engagement does not result in a breach of any of your obligations under Sections 5.1, 5.2 or 5.3 of the Employment Agreement, except to the extent that the Company consents to such breach.

Any breach of such obligations by Indica shall be deemed to be a breach by you for purposes of this Section 2.

3.	Cessation of all other Compensation and Benefits. From and after the Separation Date, and except as otherwise expressly set forth in this Letter Agreement and in Sections 10 or 12 of the Employment Agreement, you will not receive compensation, payments or benefits of any kind from PXRE and you expressly acknowledge and agree that, from and after the Separation Date, except with respect to the compensation, payments, benefits and rights expressly set forth in this Letter Agreement and in Sections 10 and 12 of the Employment Agreement, you are not entitled to any compensation, payment, benefit or right whatsoever, including, without limitation, any right to payment under the sections of the Employment Agreement which do not survive beyond the Separation Date as provided in paragraph 10 below, or under the Company’s Amended and Restated Severance Plan for Certain Executives of PXRE Group Ltd., Severance Pay Plan or 2004 Incentive Bonus Compensation Plan.

4.	Confidential Information. Except (i) as may be required by the lawful order of a court or agency of competent jurisdiction, (ii) as is necessary or appropriate in connection with your cooperation and assistance pursuant to paragraph 7 below, (iii) with respect to any litigation, arbitration, mediation or investigation involving PXRE or this Letter Agreement, including, without limitation, the enforcement of this Letter Agreement, (iv) as to information which becomes known to the public or within the relevant trade or industry other than due to your violation of this paragraph 4, and (v) to the extent that you have express authorization from the Company, you, on behalf of yourself and Indica, hereby agree to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding any pending or threatened litigation, arbitrations or disputes) concerning PXRE which was acquired by or disclosed to you during the course of your employment with PXRE, and not to disclose same, either directly or indirectly, to any other person, firm or business entity, or use it in any way. To the extent that you obtained information on behalf of PXRE that, to your knowledge, is subject to attorney-client privilege as to PXRE’s attorneys, you agree to take reasonable steps to maintain the confidentiality of such information and, to the extent within your control, to preserve such privilege.

5.	Non-disparagement. You will not at any time after the Separation Date, whether in writing or orally, knowingly publicly disparage, or demean in any way PXRE or its products, services, officers, directors or employees. The Company will not, and will cause each of the Company’s direct and indirect controlled subsidiaries and each of the Company’s and such controlled subsidiaries’ respective officers and directors not to, at any time, whether in writing or orally, knowingly publicly disparage or demean you in any way. Notwithstanding the foregoing, nothing in this paragraph 5 will prevent any person from (x) responding publicly to incorrect, disparaging, derogatory or demeaning public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration, mediation or investigation involving (A) PXRE or this Letter Agreement, including, but not limited to, the enforcement of this Letter Agreement, or (B) any claims made by third parties that relate to your service as a director or officer of the Company, including, without limitation, any litigation related to the pending securities complaints that have been filed in the Southern District of New York by Stephen Goldberger, Steve Klein, Ralph Lowry and Eldon Voss (the

“Class Action Securities Actions”) or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such person to disclose or make accessible such information.

6.	Release. Each party to this Letter Agreement agrees to execute and deliver to the other party the Mutual Release of Claims attached hereto as Exhibit A (the “Mutual Release”) on or immediately following the Separation Date. A party which executes and delivers the Mutual Release to the other party will be released from the provisions of this Section 6 (and the Mutual Release executed and delivered by such party shall be of no force or effect) if, after such party’s execution and delivery of the Mutual Release to the other party, the other party does not deliver a fully executed counterpart of the Mutual Release within ten (10) days after such other party’s receipt of the Mutual Release signed by the first party.

7.	Future Cooperation.
(a)	You agree that, upon the Company’s reasonable request, you will use reasonable efforts to assist and cooperate with the Company and the other Releasees in connection with the defense or prosecution of any claim that may be made against or by the Company or any of the other Releasees in their official capacities, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of the other Releasees in their official capacities, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency; provided, however, that, any such assistance and cooperation requested by the Company will take into account your business and personal commitments, and that you will not be required to devote more than ten (10) business days per year to such assistance and cooperation, and, provided, if at the time of such assistance and cooperation you are not employed or providing consulting services on a full-time basis (other than the Indica Activities), you will be compensated at the rate of U.S. $350.00 per hour spent in such activities.

(b)	To the extent possible, the Company will try to limit your participation under subparagraph 7(a) above to regular business hours. In any event, (i) in any matter subject to this paragraph 7, you will not be required to act against your best interests or the best interests of any employer or business venture in which you are a partner or active participant (including, without limitation, Indica) where the interest of your employer or business venture are adverse to the interests of PXRE and (ii) any request for assistance and cooperation will take into account the significance of the matters at issue in the litigation, arbitration, proceeding or investigation. The Company agrees to provide you with reasonable notice, to the extent practicable, in the event your assistance and cooperation is required under this paragraph 7. The Company will reimburse you for the reasonable expenses and costs actually incurred by you as a result of providing assistance and cooperation under this paragraph 7, such reimbursement to be made as soon as practicable after the receipt by the Company of the appropriate documentation evidencing such expenses and costs. Such expenses and costs will include, without limitation, demonstrably lost wages or other fees, travel costs and legal fees to the extent you reasonably believe that separate representation is warranted, provided the Company is notified in advance of the amount of such lost wages, costs and fees. Your entitlement to reimbursement of such wages, costs and fees pursuant to this paragraph 7 will in no way affect your rights to be indemnified and/or advanced expenses in accordance with the

Company’s corporate documents, any applicable insurance policy, and/or in accordance with this Letter Agreement (including pursuant to Sections 12.1, 12.2 and 12.3 of the Employment Agreement).
8.	Successors and Assigns. This Letter Agreement will inure to the benefit of and will be binding upon the parties hereto and (i) with respect to the Company, its successors and assigns, including, but not limited to, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, (it being agreed by the Company that it will cause any buyer of all or substantially all of its assets or any such successor or assign to assume and agree to perform this Letter Agreement (and the sections of the Employment Agreement which expressly survive the execution and delivery hereof) in the same manner and to the same extent as the Company and that such sale , succession or assignment will not relieve the Company of its obligations hereunder or thereunder) and (ii) with respect to you, your executors, administrators, heirs and legal representatives. In the event of your death, all amounts due hereunder will be accelerated and immediately paid to your estate.

9.	Severability; Headings. In the event that any provision of this Letter Agreement is held by a court of proper jurisdiction to be invalid, void or voidable or otherwise unenforceable, the balance of this Letter Agreement will continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice. The headings of the sections and paragraphs of this Letter Agreement are for convenience of reference only and will not constitute a part hereof.

10.	Miscellaneous; Choice of Law. This Letter Agreement may be executed in several counterparts, each or which will be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, including, without limitation, the Employment Agreement, which, subject to the following proviso and subject to the provisions of paragraph 1(h) hereof, is hereby terminated and of no further force or effect; provided that (i) Sections 1.1, 1.2, 2.1, 2.4, 2.5, 2.6 and 3 of the Employment Agreement shall remain in full force and effect until the Separation Date and (ii) the first sentence of Section 4.6.4, Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 6 (subject to the terms and conditions of Section 2 hereof), Sections 10(a) through (d) (and, for greater certainty, it is agreed by the parties that the payments, compensation, benefits and entitlements pursuant to paragraph 1 hereof shall be “Covered Payments” within the meaning of Section 10(d)), and Sections 12.1, 12.2 and 12.3 of the Employment Agreement, shall each survive the execution and delivery hereof and shall survive after the Separation Date and the termination of the other provisions of the Employment Agreement. There are no written or oral terms or representations made by either party with respect to the subject matter hereof other than those contained herein and therein. This Letter Agreement (and the sections of the Employment Agreement which expressly survive after the Separation Date) cannot be modified, altered or amended except by a writing signed by all of the parties hereto. No waiver by any party of any provision or condition of this Letter Agreement at any time will be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter Agreement will be governed by and construed in accordance with the laws of Bermuda, without giving effect to any choice of law or conflict of law provision or rule (whether of

Bermuda or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Bermuda.

11.	Remedies. In the event of a breach or threatened breach of paragraph 5 of this Letter Agreement, you and the Company agree that the Company and you, as applicable, will be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you and the Company acknowledge that damages would be inadequate and insufficient. The existence of this right to injunctive and other equitable relief will not limit any other rights or remedies that you or the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

12.	Indemnification. The Company agrees that, for purposes of and without limiting Sections 12.1, 12.2 and 12.3 of the Employment Agreement, the conduct of activities pursuant to paragraph 7 hereof will be covered by the provisions of such Sections and that you will be indemnified, held harmless and reimbursed for and in respect of such activities to the extent and subject to the terms and conditions set forth in such Section.

13.	Notices. For the purpose of this Letter Agreement, notices, demands and all other communications provided for in this Letter Agreement will be in writing and will be sent by messenger or overnight courier (provided in each case, confirmation of receipt is obtained), certified or registered mail, postage prepaid and return receipt requested to the parties at their respective addresses set forth below or to such other address as to which notice is given.

If to you:
At the last address on the records of the Company
If to the Company:
PXRE Group Ltd.
PXRE House
110 Pitts Bay Road
Pembroke HM 08, Bermuda
With a copy to
PXRE Reinsurance Company
379 Thornall Street
Second floor
Edison, NJ 08837
Attn: General Counsel
Notices, demands and other communications will be deemed given on delivery thereof.
14.	No Mitigation; No Offset. In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Letter Agreement. There will be no offset by the Company against your entitlements under this Letter Agreement on account of any claim PXRE may have against you or for any compensation or other amounts that you earn from subsequent employment or engagement of your services, including without limitation, from or in connection with the Indica Activities.

15.	Company Representations. The Company represents and warrants that (i) the execution, delivery and performance of this Letter Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Letter

Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Letter Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Letter Agreement by the parties, it will be the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16.	Arbitration. Subject to the provisions of Section 11 above, any disputes arising under or in connection with this Letter Agreement (and the sections of the Employment Agreement which expressly survive the execution and delivery hereof) will be resolved by binding arbitration, to be held in Hamilton, Bermuda, in accordance with the employment dispute rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party hereto will bear his or its own costs of the arbitration or litigation, including, without limitation, his or its attorneys’ fees.

17.	Definitions. For purposes of this Letter Agreement, “Good Reason” shall mean the occurrence of any of the following events (without the your prior written consent): (a) a decrease in the your current base salary, or a failure by the Company to pay material compensation when due and payable to you in connection with your employment with the Company; (b) the failure by the Company to promptly obtain an agreement from a successor to assume and agree to perform this Letter Agreement in accordance with paragraph 8 above; (c) the Company’s requiring you to be based at any office or location other than an office located in Bermuda or within fifty (50) miles of Manhattan; (d) any action by the Company that materially reduces the fringe benefits or perquisites provided to you or your eligibility to participate in any employee benefit plan of the Company unless you are provided with equal or more favorable fringe benefits, perquisites or employee benefits, as the case may be; (d) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of the Employment Agreement, other than an isolated, unsubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 10 days after receipt of notice thereof given by you and other than any senior executive duties that may be assigned to you in connection with the start-up and conduct of business by Peleus Reinsurance Ltd. in accordance with the business plan therefor; and (e) any material breach of any provision of this Letter Agreement (or of the sections of the Employment Agreement which survive in accordance with paragraph 10 hereof) not covered by any other clause above. If any such Good Reason is susceptible of cure, you may not resign for Good Reason unless you first give the Company notice of your intention to resign and of the grounds for such resignation, and the Company has not, within ten (10) business days following receipt of the notice, cured such Good Reason, or in the event that such Good Reason is not susceptible to cure within such 10 business day period, the Company has not taken all reasonable steps within such 10 business day period to cure such Good Reason as promptly as practicable thereafter, but in no event less than 20 business days after such written notice from you. For purposes of this Agreement, “Cause” shall mean: (a) any willful act or willful omission that constitutes a material breach by you of your obligations under this Letter Agreement; (b) the willful and continued refusal of you to substantially perform the material duties required of you under this Letter Agreement; (c) any willful material violation by you of any law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates; (d) your conviction of or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; or (e) any other willful misconduct by you that materially injures the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates. For purposes hereof, an action or inaction will not be deemed to be willful if such is taken or omitted to be taken in the good faith belief that such is in, or not opposed to, the best interests of PXRE. If the events giving rise to Cause are susceptible to cure, the Company shall not terminate your employment hereunder unless the Company first gives you written notice of its intention to terminate and of the grounds for such termination, and you have not, within ten (10) business days following receipt of the notice, cured the events giving rise to Cause. Except in the case of a conviction or plea described in clause (d) above, no termination shall be treated as a termination for Cause unless and until the Company Board shall have determined by a majority vote of its members that Cause exists, after you have had an opportunity to be heard (with counsel of your choice) before the Company Board.

18.	Withholding. The payment of any amount pursuant to this Letter Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required, if any.

19.	Counterparts. This Letter Agreement may be executed in two or more counterparts. Signatures delivered by facsimile or pdf shall be effective for all purposes.

20.	409A. You and the Company agree that the terms and conditions hereof are intended by the parties to comply with Section 409A of the Code and that, accordingly, you shall not report on your personal income tax returns that any payment under Section 1 hereof will be subject to an excise tax or an additional income tax by application of Section 409A of the Code. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the gross-up payment under Section 10(d) of the Employment Agreement. Such notification shall be given as soon as practicable but no later than thirty (30) business days after you receive written notification of such claim and shall apprise the Company of the nature of such claim in reasonable detail and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (i) give the Company all available information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to you and/or ceasing all efforts to contest such claim; (iii) cooperate in all reasonably respects with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including attorney fees and additional interest and penalties) incurred by you and it in connection with such contest and, without limiting Section 10(d) of the Employment Agreement, shall indemnify and hold you harmless, on an after-tax basis, from any excise tax or income tax (including interest and penalties with respect thereto) and other costs, expenses or liabilities imposed on you as a result of such contest, representation and payment of taxes, interest, penalties, costs and expenses. Without limiting the foregoing provisions of this Letter Agreement, the Company shall control all proceedings taken in connection with such contest, provided that such is pursued in a diligent and professional manner, and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall pay such claimed amount to you prior to you making such payment, and, without limiting Section 10(d) of the Employment Agreement, shall indemnify and hold you harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a gross-up payment would be payable hereunder and you shall be entitled, in your sole discretion, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. It is understood and agreed that nothing in this paragraph 20 shall require you not to pay any tax (or interest and penalties thereon) imposed under Section 409A when due or shall limit the Company’s obligations under Section 10(d) of the Employment Agreement, including the Company’s obligation to pay you the 409A Gross-Up Payment (as defined in Section 10(d) of the Employment Agreement) prior to the date on which any excise tax or income tax (and interest and penalties thereon) imposed by Section 409A is due to be paid.

21.	Acknowledgement and Acceptance of this Letter Agreement. For the avoidance of doubt, you acknowledge and agree that this Letter Agreement shall not constitute a “notice of termination” under the Employment Agreement, and you further acknowledge and agree that you have received no such “notice of termination” prior to the date hereof. If this Letter Agreement conforms to your understanding and is acceptable to you, please indicate the acceptance hereof by signing and dating the enclosed copy of this Letter Agreement where indicated and returning it by mail or personal delivery to:
Robert P. Myron
Chief Financial Officer
PXRE Group Ltd.
PXRE House
110 Pitts Bay Road
Pembroke HM 08, Bermuda
Sincerely,

PXRE GROUP LTD.

By:	/s/ Robert P. Myron Robert P. Myron Executive Vice President & Chief Financial Officer
THIS LETTER AGREEMENT IS A LEGAL DOCUMENT. YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS LETTER AGREEMENT.
BY SIGNING THIS LETTER AGREEMENT YOU ACKNOWLEDGE THAT YOU ARE COMPETENT, THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO REVIEW AND CONSIDER THIS LETTER AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE AND YOU HAVE USED SUCH REVIEW PERIOD TO THE EXTENT YOU DESIRED, THAT YOU HAVE READ AND UNDERSTAND AND VOLUNTARILY ACCEPT THIS LETTER AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE COMPANY AND RELEASEES (AS DEFINED HEREIN) ON THE DATE HEREOF, THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS LETTER AGREEMENT, AND THAT YOU HAVE SIGNED THIS LETTER AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS. THE FOREGOING IS A SUMMARY DESCRIPTION OF THE GENERAL IMPORT OF THIS INSTRUMENT AND DOES NOT ALTER OR AMEND THE DETAILED PROVISIONS CONTAINED IN THE BODY HEREOF.

ACCEPTED AND AGREED:

/s/ Jeffrey L. Radke	Date: March 14, 2007
Jeffrey L. Radke

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